Exhibit 99

Acadia Healthcare Reports Fourth Quarter 2022 Results

Company Provides Full Year and First Quarter 2023 Guidance

FRANKLIN, Tenn.--(BUSINESS WIRE)--February 27, 2023--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the fourth quarter and year ended December 31, 2022.

Fourth Quarter Highlights

  Revenue totaled $675.3 million, an increase of 13.8% over the fourth quarter of 2021
  Same facility revenue increased 9.4% compared to the fourth quarter of 2021, including an increase in revenue per patient day of 5.2% and an increase in patient days of 4.0%
  Net income attributable to Acadia totaled $61.1 million, or $0.67 per diluted share, and adjusted income from continuing operations attributable to Acadia stockholders totaled $68.1 million, or $0.74 per diluted share, which included $0.04 of income from the Provider Relief Fund (“PRF”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act
  Adjusted EBITDA totaled $150.9 million, which included $5.2 million of income from the PRF established under the CARES Act
  Recorded a $5.9 million unfavorable adjustment to professional and general liability reserves relating to the settlement or expected settlement of certain prior year claims relating primarily to the 2017 to 2018 period
  Opened a joint venture facility with Lutheran Health Network, in Ft. Wayne, Indiana, and added seven new Comprehensive Treatment Centers (“CTCs”) through acquiring four existing facilities and opening three de novos

Fourth Quarter Results

The Company reported revenue of $675.3 million for the fourth quarter of 2022, compared with $593.5 million for the fourth quarter of 2021. Adjusted EBITDA was $150.9 million for the fourth quarter of 2022, compared with $156.1 million for the same period last year.

During the fourth quarter of 2022, the Company recorded $5.2 million of income from the PRF related to the American Rescue Plan (“ARP”) Rural Payments. The Company will continue to review the remaining $9.0 million of ARP funds held on its balance sheet as of December 31, 2022, for potential repayment of the remaining balance.

The Company also recorded an unfavorable adjustment of $5.9 million, or $0.05 per diluted share, to its professional and general liability reserves relating to the settlement or expected settlement of certain prior year claims relating primarily to the 2017 to 2018 period. The estimated accrual for professional and general liabilities is based on historical claims, prior settlements and judgments, demographic factors, industry trends, severity factors, and other actuarial assumptions.

Net income attributable to Acadia stockholders for the fourth quarter of 2022 was $61.1 million, or $0.67 per diluted share. Adjusted income from continuing operations attributable to Acadia stockholders was $0.74 per diluted share for the fourth quarter of 2022. Adjustments to income include transaction-related expenses and the income tax effect of adjustments to income. A reconciliation of all non-GAAP financial results in this press release begins on page 10.

For the fourth quarter of 2022, Acadia’s same facility revenue increased 9.4% compared with the fourth quarter of 2021, including an increase in revenue per patient day of 5.2% and an increase in patient days of 4.0%.

Chris Hunter, Chief Executive Officer of Acadia Healthcare Company, remarked, “Acadia delivered another quarter and year of strong growth. These results reflect the robust demand for our behavioral healthcare services, the dedicated work of our extraordinary employees and our proven ability to meet this critical societal need. With solid execution across the key pathways of our growth strategy, we extended our market reach in 2022 and solidified our industry leadership position. Our committed team of employees and clinicians across our operations have continued to tirelessly provide quality patient care for those seeking treatment for mental health and substance use issues.

Strategic Investments for Long-Term Growth

“During the fourth quarter of 2022, we made further progress in meeting our growth objectives across each of our service lines. As demand for our services continues to grow, we have made the necessary investments in our operations to support sustained long-term growth. We believe our five distinct growth pathways will enable the Company to meet this demand and extend our market reach.

“Our first pathway, facility expansions, remains a primary driver of our growth, as this pathway allows us to efficiently expand services in established markets by utilizing our existing infrastructure and experienced staff. We added 80 beds to our existing facilities during the fourth quarter, finishing the year with a strong second half of 212 bed additions and bringing our total number to 290 for the year. Looking ahead, we expect to add approximately 300 beds through facility expansions in 2023.

“A second important growth pathway is to identify underserved markets for behavioral healthcare services and develop wholly owned de novo facilities that bridge this gap and help meet the critical community need. In July 2022, we opened a 60-bed children’s hospital as the first stage of our Montrose Behavioral Health Hospital operations in Chicago. We expect to complete this project and begin operations at our 101-bed adult hospital and the outpatient facility in late 2023 once renovations are complete. In addition to the new Chicago facilities, we expect to open our de novo facility, Coachella Valley Behavioral Health, in Indio, California, later this year. We will continue to pursue additional opportunities across the country with a goal to develop and open acute and specialty facilities in 2024.

“We also continued to expand our network of CTCs, specifically designed to meet the growing and critical need for addiction treatment, especially for patients dealing with opioid use disorder. During the fourth quarter, we opened three new CTCs in Florida and Delaware, bringing our total to seven new CTCs for the year. As the opioid crisis has continued to escalate across the country, we believe Acadia’s CTC facilities and programs play a vital role in the communities they serve. We will continue to expand our CTC network and service offerings to meet this essential need with an objective of adding at least six CTCs in the year ahead.”

Hunter added, “Forming strategic partnerships is a third attractive growth pathway for Acadia. We have been fortunate to establish strong relationships with leading healthcare providers and premier healthcare systems across the country who want to expand behavioral healthcare treatment options in their respective communities. We bring the clinical expertise and experience they need to deliver high quality care, while we have an opportunity to leverage the providers’ market presence and established relationships in their communities. During the third quarter, we opened a new 90-bed facility with our joint venture partner, Covenant Health, in Knoxville, Tennessee. During the fourth quarter, we opened our ninth joint venture facility, a 120-bed hospital known as Maple Heights Behavioral Health, with our partner, Lutheran Health Network, in Ft. Wayne, Indiana. Acadia has joint venture partnerships for 19 facilities with 10 facilities expected to open over the next several years, including two in 2023.

“For our fourth pathway, we have a very disciplined focus on M&A opportunities and continue to look for selective acquisitions that complement our growth strategy and are incremental to our financial objectives. During the fourth quarter of 2022, we acquired four CTCs from Georgia-based Brand New Start Treatment Centers, located in separate suburbs of the Atlanta metropolitan area, extending Acadia’s CTC network to 151 locations. We remain focused on identifying attractive M&A opportunities that are complementary to our existing geographic footprint and portfolio of service offerings. We are fortunate to have a strong balance sheet that provides the flexibility to pursue acquisitions as well as make the necessary investments to support our other strategic growth pathways.

“For the fifth growth pathway, we remain focused on extending the continuum of care across our facilities and identifying additional ways to support patients. During the fourth quarter of 2022, we expanded our network of step-down programs by adding Intensive Outpatient Programs (IOP) across several of the communities that we serve. To further support our growth objectives, we also continued to implement our strategy of improving cross-referral opportunities between our facilities by launching the program to several strategically identified regions,” added Hunter.

Cash and Liquidity

Maintaining a strong financial position will continue to be a top priority for Acadia in 2023. As of December 31, 2022, the Company had $97.6 million in cash and cash equivalents and $525 million available under its $600 million revolving credit facility with a net leverage ratio of approximately 2.1x.

During the fourth quarter, the Company completed its repayment of amounts received pursuant to the Medicare Accelerated and Advanced Payment Program under the CARES Act. Of the $45.2 million of advanced payments received in 2020, the Company repaid a total of $25.1 million in 2021 and paid the remaining balance of $20.1 million in 2022, including $1.2 million in the fourth quarter of 2022.

Looking Ahead

“We are proud of our results for 2022, and even more proud of our vitally important work to support expanding patient populations in order to make a positive difference in more communities. Acadia has created a strong foundation to build upon during a time of unprecedented demand for behavioral healthcare services. We also see a growing recognition among providers that behavioral health issues are integral to overall patient health. A 2022 study from Indiana University found that approximately 45 percent of patients who visit the emergency department for physical injuries and ailments also have mental health and substance use problems that are frequently overlooked. Acadia has established strong relationships with a growing number of med-surg hospitals across the country, bringing our experience and expertise to markets where they are desperately needed. Fortunately, greater societal awareness of these issues and broader acceptance of treatment have made behavioral healthcare a priority with medical professionals and government healthcare officials. Acadia is well positioned to address this critical need as a leader in providing behavioral healthcare services across the care continuum.

“As we look to the year ahead, we are focused on increasing our pace of growth and capitalizing on expansion opportunities across our service lines. At the same time, we will be enhancing the delivery of care we provide and strengthening our capabilities through our investments in people, processes and technology. Across our network of 250 facilities, we have a shared mission to provide high quality, differentiated behavioral healthcare services, and we look forward to the opportunities ahead for Acadia in 2023 and beyond,” concluded Hunter.

Financial Guidance

Acadia today narrowed its previously announced financial guidance for 2023, as follows:

2023 Guidance Range
Revenue	$2.82 to $2.88 billion
Adjusted EBITDA	$635 to $675 million
Adjusted earnings per diluted share	$3.10 to $3.40
Interest expense	$80 to $85 million
Tax rate	25% to 26%
Depreciation and amortization expense	$125 to $135 million
Stock compensation expense	$30 to $35 million
Operating cash flows	$450 to $500 million
Expansion capital expenditures	$350 to $400 million
Maintenance capital expenditures	$40 to $50 million
IT capital expenditures	$35 to $45 million

Acadia also established financial guidance for the first quarter of 2023, as follows:

First Quarter 2023 Guidance Range
Revenue	$690 to $700 million
Adjusted EBITDA	$145 to $150 million
Adjusted earnings per diluted share	$0.70 to $0.74

The Company’s guidance does not include the impact of any future acquisitions, divestitures, transaction-related expenses or recognition of additional income from the CARES Act.

Conference Call

Acadia will hold a conference call to discuss its fourth quarter financial results at 8:00 a.m. Eastern Time on February 28, 2023. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available for 30 days.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of December 31, 2022, Acadia operated a network of 250 behavioral healthcare facilities with approximately 11,000 beds in 39 states and Puerto Rico. With approximately 23,000 employees serving more than 75,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This press release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors; (iv) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vi) potential disruptions to our information technology systems or a cybersecurity incident; and (vii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes; increased costs relating to labor, supply chain and other expenditures; changes in competition and client preferences; and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(In thousands, except per share amounts)

Revenue	$675,295	$593,480	$2,610,399	$2,314,394

Salaries, wages and benefits (including equity-based compensation expense of $7,890, $12,542, $29,635 and $37,530, respectively)	365,702	321,120	1,393,434	1,243,804
Professional fees	40,295	34,824	158,013	136,739
Supplies	25,909	23,004	100,200	90,702
Rents and leases	11,682	9,829	45,462	38,519
Other operating expenses	93,922	79,076	349,277	301,339
Income from provider relief fund	(5,245)	(17,900)	(21,451)	(17,900)
Depreciation and amortization	30,142	28,368	117,769	106,717
Interest expense, net	19,405	15,573	69,760	76,993
Debt extinguishment costs	—	—	—	24,650
Loss on impairment	—	—	—	24,293
Transaction-related expenses	5,411	3,458	23,792	12,778
Total expenses	587,223	497,352	2,236,256	2,038,634
Income from continuing operations before income taxes	88,072	96,128	374,143	275,760
Provision for income taxes	24,927	24,609	94,110	67,557
Income from continuing operations	63,145	71,519	280,033	208,203
Loss from discontinued operations, net of taxes	—	—	—	(12,641)
Net income	63,145	71,519	280,033	195,562
Net income attributable to noncontrolling interests	(2,021)	(1,241)	(6,894)	(4,927)
Net income attributable to Acadia Healthcare Company, Inc.	$61,124	$70,278	$273,139	$190,635

Basic earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Income from continuing operations attributable to Acadia Healthcare Company, Inc.	$0.68	$0.79	$3.05	$2.29
Loss from discontinued operations	—	—	—	$(0.14)
Net income attributable to Acadia Healthcare Company, Inc.	$0.68	$0.79	$3.05	$2.15

Diluted earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Income from continuing operations attributable to Acadia Healthcare Company, Inc.	$0.67	$0.77	$2.98	$2.24
Loss from discontinued operations	—	—	—	$(0.14)
Net income attributable to Acadia Healthcare Company, Inc.	$0.67	$0.77	$2.98	$2.10

Weighted-average shares outstanding:
Basic	89,897	89,020	89,680	88,769
Diluted	91,872	91,038	91,555	90,793

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
	2022	2021
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$97,649	$133,813
Accounts receivable, net	322,439	281,332
Other current assets	86,037	79,886
Total current assets	506,125	495,031
Property and equipment, net	1,952,045	1,771,159
Goodwill	2,222,805	2,199,937
Intangible assets, net	76,041	70,145
Deferred tax assets	2,950	3,080
Operating lease right-of-use assets	135,238	133,761
Other assets	92,697	94,965
Total assets	$4,987,901	$4,768,078

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$21,250	$18,594
Accounts payable	104,723	98,575
Accrued salaries and benefits	125,298	137,845
Current portion of operating lease liabilities	26,463	23,348
Other accrued liabilities	110,592	126,499
Total current liabilities	388,326	404,861
Long-term debt	1,364,541	1,478,626
Deferred tax liabilities	92,588	74,368
Operating lease liabilities	116,429	116,841
Other liabilities	125,033	110,505
Total liabilities	2,086,917	2,185,201
Redeemable noncontrolling interests	88,257	65,388
Equity:
Common stock	899	890
Additional paid-in capital	2,658,440	2,636,350
Retained earnings (accumulated deficit)	153,388	(119,751)
Total equity	2,812,727	2,517,489
Total liabilities and equity	$4,987,901	$4,768,078

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
	2022	2021
	(In thousands)
Operating activities:
Net income	$280,033	$195,562
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	117,769	106,717
Amortization of debt issuance costs	3,261	4,071
Equity-based compensation expense	29,635	37,530
Deferred income taxes	16,545	11,772
Loss from discontinued operations, net of taxes	—	12,641
Debt extinguishment costs	—	24,650
Loss on impairment	—	24,293
Other	2,680	491
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(41,978)	2,448
Other current assets	(17,626)	1,968
Other assets	2,252	(10,770)
Accounts payable and other accrued liabilities	5,174	6,164
Accrued salaries and benefits	6,804	9,755
Other liabilities	15,090	(14,940)
Government relief funds	(39,070)	(38,128)
Net cash provided by continuing operating activities	380,569	374,224
Net cash provided by discontinued operating activities	—	253
Net cash provided by operating activities	380,569	374,477

Investing activities:
Cash paid for acquisitions, net of cash acquired	(9,507)	(139,015)
Cash paid for capital expenditures	(296,149)	(244,811)
Proceeds from U.K. Sale	—	1,511,020
Settlement of foreign currency derivatives	—	(84,795)
Proceeds from sale of property and equipment	7,074	3,493
Cash paid for purchase of finance lease	—	(31,401)
Other	(7,248)	(1,394)
Net cash (used in) provided by investing activities	(305,830)	1,013,097

Financing activities:
Borrowings on long-term debt	—	425,000
Borrowings on revolving credit facility	—	500,000
Principal payments on revolving credit facility	(95,000)	(330,000)
Principal payments on long-term debt	(18,594)	(7,969)
Repayment of long-term debt	—	(2,227,935)
Payment of debt issuance costs	—	(7,964)
Repurchase of shares for payroll tax withholding, net of proceeds from stock option exercises	(6,179)	16,295
Contributions from noncontrolling partners in joint ventures	15,362	4,536
Distributions to noncontrolling partners in joint ventures	(1,004)	(1,588)
Acquisition of ownership interests from noncontrolling partners	(5,540)	—
Other	52	(6,900)
Net cash used in financing activities	(110,903)	(1,636,525)

Effect of exchange rate changes on cash	—	4,067

Net decrease in cash and cash equivalents	(36,164)	(244,884)
Cash and cash equivalents at beginning of the period	133,813	378,697
Cash and cash equivalents at end of the period	$97,649	$133,813

Effect of acquisitions:
Assets acquired, excluding cash	$10,756	$176,365
Liabilities assumed	(1,249)	(37,350)
Cash paid for acquisitions, net of cash acquired	$9,507	$139,015

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited, Revenue in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
U.S. Same Facility Results (1)
Revenue	$645,085	$589,488	9.4%	$2,504,285	$2,293,394	9.2%
Patient Days	708,485	681,061	4.0%	2,818,614	2,749,903	2.5%
Admissions	43,777	42,663	2.6%	176,981	178,846	-1.0%
Average Length of Stay (2)	16.2	16.0	1.4%	15.9	15.4	3.6%
Revenue per Patient Day	$911	$866	5.2%	$888	$834	6.5%
Adjusted EBITDA margin (3)	28.3%	31.0%	-270 bps	29.5%	28.8%	70 bps
Adjusted EBITDA margin excluding income from provider relief fund	27.4%	28.0%	-60 bps	28.6%	28.0%	60 bps

U.S. Facility Results
Revenue	$675,295	$593,480	13.8%	$2,610,399	$2,314,394	12.8%
Patient Days	736,695	686,584	7.3%	2,916,500	2,775,061	5.1%
Admissions	46,375	42,691	8.6%	186,305	179,075	4.0%
Average Length of Stay (2)	15.9	16.1	-1.2%	15.7	15.5	1.0%
Revenue per Patient Day	$917	$864	6.0%	$895	$834	7.3%
Adjusted EBITDA margin (3)	26.8%	30.5%	-370 bps	27.9%	28.4%	-50 bps
Adjusted EBITDA margin excluding income from provider relief fund	26.0%	27.5%	-150 bps	27.1%	27.6%	-50 bps

(1) Same facility results for the periods presented include facilities we have operated for more than one year and exclude certain closed services.
(2) Average length of stay is defined as patient days divided by admissions.
(3) For the three months ended December 31, 2022 and 2021, includes income from provider relief fund of $5.2 million and $17.9 million, respectively. For the year ended December 31, 2022 and 2021, includes income from provider relief fund of $21.5 million and $17.9 million, respectively.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)

Net income attributable to Acadia Healthcare Company, Inc.	$61,124	$70,278	$273,139	$190,635
Net income attributable to noncontrolling interests	2,021	1,241	6,894	4,927
Loss from discontinued operations, net of taxes	—	—	—	12,641
Provision for income taxes	24,927	24,609	94,110	67,557
Interest expense, net	19,405	15,573	69,760	76,993
Depreciation and amortization	30,142	28,368	117,769	106,717
EBITDA	137,619	140,069	561,672	459,470

Adjustments:
Equity-based compensation expense (a)	7,890	12,542	29,635	37,530
Transaction-related expenses (b)	5,411	3,458	23,792	12,778
Debt extinguishment costs (c)	—	—	—	24,650
Loss on impairment (d)	—	—	—	24,293
Adjusted EBITDA	$150,920	$156,069	$615,099	$558,721

Adjusted EBITDA margin	22.3%	26.3%	23.6%	24.1%

Adjusted EBITDA excluding income from provider relief fund	$145,675	$138,169	$593,648	$540,821

Adjusted EBITDA margin excluding income from provider relief fund	21.6%	23.3%	22.7%	23.4%

See footnotes on page 12.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to
Adjusted Income Attributable to Acadia Healthcare Company, Inc.
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands, except per share amounts)

Net income attributable to Acadia Healthcare Company, Inc.	$61,124	$70,278	$273,139	$190,635
Loss from discontinued operations, net of taxes	—	—	—	12,641

Adjustments to income:
Transaction-related expenses (b)	5,411	3,458	23,792	12,778
Debt extinguishment costs (c)	—	—	—	24,650
Loss on impairment (d)	—	—	—	24,293
Provision for income taxes	24,927	24,609	94,110	67,557
Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc.	91,462	98,345	391,041	332,554
Income tax effect of adjustments to income (e)	23,405	24,791	100,067	87,500
Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc.	68,057	73,554	290,974	245,054
Income from provider relief fund, net of taxes	(3,822)	(13,044)	(15,631)	(13,044)
Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. excluding income from provider relief fund	$64,235	$60,510	$275,343	$232,010

Weighted-average shares outstanding - diluted	91,872	91,038	91,555	90,793

Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. per diluted share	$0.74	$0.81	$3.18	$2.70
Income from provider relief fund, net of taxes, per diluted share	(0.04)	(0.14)	(0.17)	(0.14)
Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc., excluding income from provider relief fund, per diluted share	$0.70	$0.67	$3.01	$2.56

See footnotes on page 12.

Acadia Healthcare Company, Inc.
Footnotes

We have included certain financial measures in this press release, including those listed below, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. These non-GAAP financial measures include, and are defined, as follows:

• EBITDA: net income attributable to Acadia Healthcare Company, Inc. adjusted for net income attributable to noncontrolling interests, loss from discontinued operations, net of taxes, provision for income taxes, net interest expense and depreciation and amortization.

• Adjusted EBITDA: EBITDA adjusted for equity-based compensation expense, transaction-related expenses, debt extinguishment costs and loss on impairment.

• Adjusted EBITDA excluding income from provider relief fund: Adjusted EBITDA adjusted for income from provider relief fund.

• Adjusted EBITDA margin: Adjusted EBITDA divided by revenue.

• Adjusted EBITDA margin excluding income from provider relief fund: Adjusted EBITDA excluding income from provider relief fund divided by revenue.

• Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc.: net income attributable to Acadia Healthcare Company, Inc. adjusted for loss from discontinued operations, net of taxes, transaction-related expenses, debt extinguishment costs, loss on impairment and provision for income taxes.

• Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc.: Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc. adjusted for the income tax effect of adjustments to income.

• Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. excluding income from provider relief fund: Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. adjusted for income from provider relief fund.

• Adjusted income attributable to Acadia Healthcare Company, Inc.: the sum of Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc. and income tax effect of adjustments to income.

• Adjusted income attributable to Acadia Healthcare Company, Inc. excluding income from provider relief fund: Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. adjusted for income from provider relief fund.

The non-GAAP financial measures presented herein are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The non-GAAP financial measures presented herein are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies. We have included information concerning the non-GAAP financial measures in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present similar non-GAAP financial measures when reporting their results. Because the non-GAAP financial measures are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided and whether including or excluding income from provider relief fund, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

(a) Represents the equity-based compensation expense of Acadia.

(b) Represents transaction-related expenses incurred by Acadia primarily related to termination, restructuring, management transition, acquisition and other similar costs.

(c) Represents debt extinguishment costs recorded during the first quarter of 2021 in connection with the redemption of the 5.625% senior notes and 6.500% senior notes and the termination of the prior credit facility.

(d) The Company opened a 260-bed replacement hospital in Pennsylvania and recorded a non-cash property impairment charge of $23.2 million for the existing facility during the second quarter of 2021. Additionally, during the third quarter of 2021, the Company recorded a $1.1 million non-cash property impairment charge for one facility in Louisiana resulting from hurricane damage.

(e) Represents the income tax effect of adjustments to income based on tax rates of 25.6% and 25.2% for the three months ended December 31, 2022 and 2021, respectively, and 25.6% and 26.3% for the year ended December 31, 2022 and 2021, respectively.

Contacts

Gretchen Hommrich
Vice President, Investor Relations
(615) 861-6000